EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-31468 and No. 333-109434) and on Form S-3 (No. 333-115698 and 333-131280) of our report dated March 5, 2004; March 22, 2005 as to the effects of the restatement described in Note 2; (which report expresses an unqualified opinion and includes explanatory paragraphs related to substantial doubt as to the Company’s ability to continue as a going concern and related to the restatement described in Note 2) appearing in the Annual Report on Form 10-K of AirNet Communications Corporation for the year ended December 31, 2005.

/s/    DELOITTE & TOUCHE LLP

Orlando, Florida

March 23, 2006